Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TMT Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to receive two-tenths of one ordinary share(2)	Rule 457(a)	1,150,000	$10.00	$11,500,000	0.0000927	$1,066.05
Fees Previously Paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to receive two-tenths of one ordinary share(2)	Rule 457(a)	5,750,000	$10.00	$57,500,000	0.0001091	$6,273.25
Fees Previously Paid	Equity	Ordinary shares included as part of the units(3)	Rule 457(a)	1,150,000	—	—	—	—	(4)
Fees Previously Paid	Equity	Ordinary shares included as part of the units(3)	Rule 457(a)	5,750,000	—	—	—	—	(4)
Fees Previously Paid	Equity	Rights included as part of the units(3)	Rule 457(a)	1,150,000	—	—	—	—	(4)
Fees Previously Paid	Equity	Rights included as part of the units(3)	Rule 457(a)	5,750,000	—	—	—	—	(4)
Fees Previously Paid	Equity	Ordinary shares underlying rights included as part of the units(3)	Rule 457(a)	115,000	$10.00	$1,150,000	0.0000927	$106.61
Fees Previously Paid	Equity	Ordinary shares underlying rights included as part of the units(3)	Rule 457(a)	575,000	$10.00	$5,750,000	0.0001091	$627.33
Fees to be paid	Equity	Ordinary shares underlying rights included as part of the units(3)	Rule 457(a)	690,000	$10.0	$6,900,000	0.00011020	$760.38
Fees Previously Paid	Equity	Representative’s ordinary shares(3)	Rule 457(a)	14,375	$10.00	$143,750	0.0000927	$13.33
Fees Previously Paid	Equity	Representative’s ordinary shares(3)	Rule 457(a)	71,875	$10.00	$718,750	0.0001091	$78.42
Fees to be paid	Equity	Representative’s ordinary shares(3)	Rule 457(a)	224,250	$10.00	$2,242,500	0.00011020	$247.12
	Total Offering Amounts							$9,172.49
	Total Fees Previously Paid							$8,164.99
	Net Fee Due							$1,007.50

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Includes 900,000 units, consisting of 900,000 ordinary shares and 900,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).